UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERMIANVILLE ROYALTY TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PERMIANVILLE ROYALTY TRUST ANNOUNCES RECORD DATE AND
MEETING DATE FOR SPECIAL UNITHOLDER MEETING

Houston, Texas — (BUSINESS WIRE) — June 14, 2023 — Permianville Royalty Trust (NYSE: PVL) (the “Trust”) today announced that it has established a record date of June 6, 2023 and a meeting date of July 19, 2023 for a special meeting of its unitholders to be held at 10:00 a.m., Central Daylight Time, virtually by live webcast at https://web.lumiagm.com/295009374, password “permianville2023” (case-sensitive). At the special meeting, the Trust’s unitholders will consider and act upon proposals to approve:

•	A transaction pursuant to which (a) COERT Holdings 1 LLC (the “Sponsor”) will sell its interests in certain oil and natural gas properties that constitute part of the oil and natural gas properties burdened by the net profits interest held by the Trust, (b) the Trust will release the related net profits interest associated with such oil and natural gas properties, and (c) the net proceeds received by the Trust with respect to each such sale will be distributed to the Trust unitholders;

•	Amendments to the Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”) to raise certain threshold requirements for a vote of unitholders in connection with similar future transactions;

•	Amendments to the Conveyance of Net Profits Interest (the “Conveyance”) to raise certain threshold requirements for a vote of unitholders in connection with similar future transactions; and

•	An adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals.

The special meeting has been called by the Sponsor. As described in the definitive proxy statement for the special meeting, the Sponsor estimates the net proceeds from the sale of the oil and natural gas properties (which represent less than 5% of the total PV-10 of the oil and natural gas properties underlying the Trust at December 31, 2022) to be distributed to Trust unitholders will be $0.15000 per Trust unit. Additionally, the Sponsor believes that its proposals to amend the Trust Agreement and the Conveyance are advantageous to the Trust unitholders because they will reduce future transaction and proxy expense burdens with respect to potential asset sales and increase the potential amounts payable under the Trust’s net profits interests to Trust unitholders for such transactions.

The Trust also announced that it has filed a definitive proxy statement with the Securities and Exchange Commission on June 14, 2023 for the special meeting. Holders of record of Trust units as of the close of business on June 6, 2023 will be entitled to receive notice of the special meeting and to vote at the special meeting.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount of any anticipated distribution to unitholders as a result of the proposed disposition of certain properties and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor as a result of the sale of the underlying properties. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002
Sarah Newell, 1 (512) 236-6555